  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated June 13, 2001, and the related Letter of Transmittal (and any amendments or supplements thereto) and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of UNV Acquisition Corp. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (Together with Associated Preferred Stock Purchase Rights)
                                      of
                              MYPOINTS.COM, INC.
                                      at
                              $2.60 Net Per Share
                                      by
                            UNV ACQUISITION CORP.,
                         a wholly owned subsidiary of
                           UNITED NEWVENTURES, INC.

  UNV Acquisition Corp., a Delaware corporation ("Sub") and wholly owned subsidiary of United NewVentures, Inc., a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares, together with the associated preferred stock purchase rights issued pursuant to the Preferred Stock Rights Agreement, dated as of December 13, 2000, between the Company and Wells Fargo Shareholders Services, as rights agent (the "Shares") of common stock, par value $.001 per share, of MyPoints.com, Inc., a Delaware corporation (the "Company"), at a purchase price of $2.60 per Share, net to the seller in cash, without interest thereon. The Offer is being made by Sub upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 13, 2001 and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer").

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 11, 2001, UNLESS THE OFFER IS EXTENDED.

  The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer Shares representing at least a majority of the total outstanding voting securities of the Company on a fully-diluted basis after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into such voting securities and (ii) the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have terminated or expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Shares tendered pursuant to the Offer, shall have been obtained or made prior to the acceptance of the Shares pursuant to the Offer. The Offer also is subject to certain other terms and conditions contained in the Offer to Purchase.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 1, 2001 (the "Merger Agreement"), among Parent, Sub and the Company. The purpose of the Offer is for Sub to acquire control of, and the entire equity interest in, the Company. The Merger Agreement provides that, among other things, Sub will make the Offer and that, as promptly as practicable after completion of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the

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

relevant provisions of the Delaware General Corporation Law ("Delaware law"), Sub will be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by Parent, Sub or any subsidiary or affiliate of Parent, Sub or the Company or held in the treasury of the Company or by stockholders who have properly perfected appraisal rights under Delaware law) will, by virtue of the Merger and without any action by the holder thereof, be cancelled and converted into the right to receive $2.60 per Share in cash, or any higher price per Share paid pursuant to the Offer, without interest thereon.

  The Board of Directors of the Company has by unanimous vote of those directors present (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders, (iii) recommended that stockholders accept the Offer and tender their Shares pursuant to the Offer, and (iv) recommended that the Company's stockholders approve and adopt the Merger Agreement.

  For purposes of the Offer, Sub will be deemed to have accepted for payment (and thereby purchased) Shares tendered and not properly withdrawn as, if and when Sub gives oral or written notice to Computershare Trust Company of New York (the "Depositary") of Sub's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purposes of receiving payments from Sub and transmitting payments to tendering stockholders. Under no circumstances will Sub pay interest on the purchase price for any Shares accepted for payment, regardless of any extension of the Offer or any delay in making payment. In all cases, Sub will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (i) the certificates representing the Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares into the Depositary's account at the Depositary Trust Company ("DTC") pursuant to the procedures set forth in the Offer to Purchase, (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required under the Letter of Transmittal.

  The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, July 11, 2001, unless the Offer is extended, in which case the "Expiration Date" will be the latest time and date the Offer, as extended, expires. Subject to the limitations set forth in the Offer to Purchase, the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Sub reserves the right, at any time and from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right, if any, of a tendering stockholder to withdraw such stockholder's Shares. Any such extension will be followed as promptly as practicable by public announcement, which will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn (i) at any time prior to the Expiration Date and
(ii) at any time after August 12, 2001, unless accepted for payment by Sub pursuant to the Offer prior to that date. However, pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during any subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. Sub reserves the right to allow a subsequent offering period in compliance with the Merger Agreement and Rule 14d-11 but has not determined whether it will do so at this time. If Sub extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Sub's rights under the Offer, the Depositary may nevertheless retain tendered Shares on behalf of Sub, and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to and duly exercise their withdrawal rights as described in the Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by law.

  If Sub does not purchase any tendered Shares pursuant to the Offer for any reason, or if a holder of Shares submits Share Certificates representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in the Offer to Purchase, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

  In general, the receipt of cash by the holders of Shares pursuant to the Offer and/or the Merger will constitute a taxable transaction for United States federal income tax purposes. Because the tax consequences to a particular holder may differ based on that holder's particular circumstances, each holder should consult his or her own tax advisor regarding the tax consequences of the Offer and the Merger.

  The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has provided Sub with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares whose names appear on the stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names appear, or whose nominees appear, on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

  Questions and requests for assistance and requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below and will be furnished promptly at Sub's expense. Sub will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

[LOGO OF GEORGESON SHAREHOLDER]

                          17 State Street, 10th Floor
                              New York, NY 10004
                Banks and Brokers call collect: (212) 440-9800
                   All others call toll free: (800) 223-2064

June 13, 2001

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